Exhibit (a)(1)

FUNDAMENTAL CHANGE COMPANY NOTICE AND OFFER TO PURCHASE

RTI INTERNATIONAL METALS, INC.

Fundamental Change Company Notice and

Offer to Purchase for Cash

Any and all of its outstanding

3.000% Convertible Senior Notes due 2015

(CUSIP 74973WAA5, ISIN US74973WAA53)

The tender offer will expire at 5:00 p.m., New York City time, on August 21, 2015, unless extended by RTI International Metals, Inc. (such date, as the same may be extended, the “Expiration Date”). Holders of the Notes (as defined below) must validly tender their Notes, and not validly withdraw their Notes, at or prior to the Expiration Date to be eligible to receive the Fundamental Change Purchase Price (as defined below). Notes tendered may be withdrawn at any time prior to the Expiration Date.

RTI International Metals, Inc., an Ohio corporation (the “Company” or “RTI”), in accordance with the Indenture (as defined herein), hereby provides this Fundamental Change Company Notice and Offer to Purchase (as such notice and offer may be amended or supplemented, this “Notice”) to the holders (each, a “Holder”) of the 3.000% Convertible Senior Notes due 2015 (the “Notes”) of the Company. This Notice is being provided in connection with the merger (the “Merger”) of a subsidiary of Alcoa Inc. (“Parent” or “Alcoa”) with and into the Company, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 8, 2015, by and among the Company, Alcoa and Ranger Ohio Corporation, a direct wholly owned subsidiary of Alcoa. The effective date of the Merger was July 23, 2015 (the “Effective Date”). On the Effective Date, each outstanding share of the Company’s common stock, par value $0.01 per share (“Company common stock”), was converted into the right to receive 2.8315 shares of Alcoa’s common stock, par value $1.00 per share (“Parent common stock”). The Merger constituted both a “Fundamental Change” and a “Make-Whole Fundamental Change” under the Company’s First Supplemental Indenture (as defined herein) relating to the Notes.

Each Holder has, subject to certain conditions, the right to:

•	in connection with the Fundamental Change, require the Company to purchase (the “Purchase Right”) for cash all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on August 24, 2015 (as such date may be extended, the “Fundamental Change Purchase Date”) at a purchase price equal to 100% of the principal amount of such Notes or such portion of the principal amount of Notes, as applicable, plus accrued and unpaid interest, if any, thereon up to but excluding the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”);

•	in connection with the Make-Whole Fundamental Change, elect to convert its Notes into shares of Parent common stock at a conversion rate of 98.3884 shares of Parent common stock per $1,000 principal amount of Notes (the “Make-Whole Conversion Rate”), which represents the right to receive an amount of Parent common stock equal to approximately $979.95 per $1,000 principal amount of Notes (the “Make-Whole Conversion Right”) based on the closing sale price of Parent common stock on July 23, 2015—a conversion of Notes will be deemed to be “in connection with” the Make-Whole Fundamental Change if the relevant notice of conversion is received by the Conversion Agent (as defined herein) during the period from, and including July 23, 2015, the Effective Date, to, and including, August 21, 2015, the business day immediately prior to the Fundamental Change Purchase Date; or

•	following the Fundamental Change Purchase Date, retain all of such Holder’s Notes, or any portion of the principal amount thereof not surrendered in connection with the Purchase Right or converted in connection with the Make-Whole Conversion Right, through maturity on December 1, 2015 (the “Maturity Date”), maintaining the right, until the close of business on November 27, 2015, to convert such Notes into shares of Parent common stock at a conversion rate of 78.8499 shares of Parent common stock per $1,000 principal amount of Notes (the “Conversion Rate”), which represents the right to receive an amount of Parent common stock equal to approximately $785.35 per $1,000 principal amount of Notes based on the closing sale price of Parent common stock on July 23, 2015,

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in each case, as more fully described herein. This Notice is being made pursuant to the Indenture, dated as of December 14, 2010 (the “Base Indenture,” and as amended, supplemented or otherwise modified from time to time, including by the First Supplemental Indenture, dated as of December 14, 2010 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of May 30, 2012 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of April 17, 2013 (the “Third Supplemental Indenture”) and the Fourth Supplemental Indenture, dated as of July 23, 2015 (the “Fourth Supplemental Indenture”), the “Indenture”), among the Company, the subsidiary guarantors party thereto, The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) and, with respect to the Fourth Supplemental Indenture, Alcoa.

Holders may surrender, and the Company will accept, Notes for purchase until 5:00 p.m., New York City time, on the Expiration Date. The Company will deposit with The Bank of New York Mellon Trust Company, N.A., as paying agent (the “Paying Agent”), on or prior to 11:00 a.m., New York City time, on August 24, 2015, the Fundamental Change Purchase Date, an amount of money sufficient to purchase all of the Notes to be purchased at the Fundamental Change Purchase Price.

Additional copies of this Notice may be obtained from The Bank of New York Mellon Trust Company, N.A. at its address set forth below. The Bank of New York Mellon Trust Company, N.A. in its role as Trustee, Paying Agent and Conversion Agent under the Indenture (the “Conversion Agent”) is not responsible for any determinations or calculations made with respect to the Make-Whole Conversion Rate or the Conversion Rate. All such determinations or calculations have been made by the Company, and The Bank of New York Mellon Trust Company, N.A. is entitled to rely conclusively on all such determinations and calculations. Neither the Trustee, the Paying Agent nor the Conversion Agent makes any representation with respect to the accuracy or adequacy of the information contained in this Notice. The accuracy and adequacy of this Notice and the information contained herein are the sole responsibility of the Company.

The Bank of New York Mellon Trust Company, N.A.

525 William Penn Place, 38th Fl.

Pittsburgh, PA 15259

Facsimile: (412) 234-7535

The date of this Notice is July 24, 2015.

Fundamental Change; Make-Whole Fundamental Change

The consummation of the Merger constituted both a “Fundamental Change” and a “Make-Whole Fundamental Change,” each as defined in Section 1.01 of the First Supplemental Indenture.

In connection with the Fundamental Change, and as more fully described herein, each Holder has, subject to certain conditions, the right, by giving notice, to require the Company to purchase all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, at a price equal to 100% of the principal amount of such Notes or such portion of the principal amount of Notes, as applicable, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date, which equals approximately $1,006.91667 for each $1,000 in principal amount of Notes.

As more fully described herein, the consideration due upon conversion of the Notes will be (i) an amount of Parent common stock equal to approximately $979.95 per $1,000 principal amount of Notes, based on a conversion rate of 98.3884 shares of Parent common stock per $1,000 principal amount of Notes, in the case of a Holder that elects to convert its Notes “in connection with” the Make-Whole Fundamental Change or (ii) an amount of Parent common stock equal to approximately $785.35 per $1,000 principal amount of Notes, based on a conversion rate of 78.8499 shares of Parent common stock per $1,000 principal amount of Notes, in the case of a Holder that elects to convert its Notes other than “in connection with” the Make-Whole Fundamental Change. Such consideration due upon conversion is, in each case, based on the closing sale price of Parent common stock on July 23, 2015.

A conversion of Notes will be deemed “in connection with” the Make-Whole Fundamental Change if the relevant notice of conversion is received by the Conversion Agent during the period from, and including, July 23, 2015, the Effective Date, to, and including, August 21, 2015, the business day immediately prior to the Fundamental Change Purchase Date (the “Make-Whole Conversion Period”).

If a holder does not convert its Notes during the Make-Whole Conversion Period and thus does not convert its Notes “in connection with” the Make-Whole Fundamental Change, such holder may convert its Notes at any time prior to the close of business on November 27, 2015.

Additional information regarding the Merger and the Merger Agreement is provided below in Section 1.3.

Purchase Right

The Company hereby offers, upon the terms and subject to the conditions set forth in this Notice, to purchase for cash any and all of its outstanding Notes. Notes accepted for payment pursuant to the Purchase Right will be accepted only in minimum principal amounts of $1,000 and integral multiples of $1,000 in excess thereof. The Company will pay the Fundamental Change Purchase Price for each $1,000 principal amount of Notes accepted for purchase pursuant to the Purchase Right. No tenders will be valid if submitted after the Expiration Date.

Alternatives to the Purchase Right

Exercise Your Make-Whole Conversion Right. During the Make-Whole Conversion Period, the Notes are convertible into an amount of Parent common stock at the Make-Whole Conversion Rate. The Make-Whole Conversion Rate represents the right to convert the Notes into 98.3884 shares of Parent common stock per $1,000 principal amount of Notes. The conversion rate of the Notes will revert from the Make-Whole Conversion Rate to the Conversion Rate after August 21, 2015.

On July 23, 2015, shares of Parent common stock closed at $9.96 per share, as reported on the New York Stock Exchange (the “NYSE”). Based on this closing price, the estimated value of Parent common stock you would receive if you exercise your Make-Whole Conversion Right would be approximately $979.95 per $1,000 principal amount of Notes.

Holders who convert their Notes, or who surrender their Notes for purchase pursuant to the Purchase Right, will, upon conversion or purchase, as applicable, cease to have any rights with respect to such Notes converted or purchased (other than as provided in this Notice), including the right to receive interest or principal thereon.

Retain Your Notes. If a Holder decides to retain its Notes, then such Holder will retain the right to convert its Notes, subject to the terms and conditions of the Indenture. Such Holder will also retain the right to receive interest payments on the Notes until the Notes mature pursuant to the terms of the Indenture. The stated maturity of the Notes is December 1, 2015. As of July 23, 2015, the closing price of the Notes in the over-the-counter market is more than the Fundamental Change Purchase Price you would receive were you to tender your Notes for purchase by the Company pursuant to the Purchase Right.

Comparison of Alternatives. See pages 8-10 for a comparison of the estimated value of: (1) the Purchase Right, if your Notes are purchased by the Company pursuant to the Purchase Right; (2) the Make-Whole Conversion Right, if you convert your Notes during the Make-Whole Conversion Period; and (3) the market value of the Notes, if you choose to retain your Notes.

You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own independent decision as to whether or not to tender your Notes pursuant to the Purchase Right or to convert your Notes pursuant to the Make-Whole Conversion Right and, if so, the amount of your Notes to tender or convert. None of the Company, Alcoa, their respective Boards of Directors, their respective employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Purchase Right, or to exercise or refrain from exercising the Make-Whole Conversion Right.

Notes surrendered for purchase pursuant to the Purchase Right may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

The Trustee has informed the Company that, as of the date of this Notice, all Notes are held through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase or conversion hereunder must be delivered through the transmittal procedures of DTC.

No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any state in which such offer or solicitation is unlawful pursuant to the laws of such state after a good faith effort by the Company to comply with such state laws. The information contained in this Notice is as of the date hereof. If circumstances constituting a material change to the information in this Notice occur following the date hereof, the Company will promptly disclose such material change by means of a public announcement or a supplement to this Notice that will be distributed to the holders of the Notes and, if required by law, will extend the Expiration Date.

TABLE OF CONTENTS

SUMMARY TERM SHEET		2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS		6
IMPORTANT INFORMATION CONCERNING THE PURCHASE RIGHT AND MAKE-WHOLE CONVERSION RIGHT		7
1.	Information Concerning the Company.	7
	1.1 The Company.	7
	1.2 Alcoa.	7
	1.3 The Merger and the Fourth Supplemental Indenture.	7
2.	Information Concerning the Notes.	8
	2.1 The Company’s Obligation to Purchase the Notes.	8
	2.2 Purchase Price.	8
	2.3 Make-Whole Conversion Right.	9
	2.4 Market for the Notes and the Shares of Parent Common Stock.	10
	2.5 Interest.	11
3.	Procedures to Be Followed by Holders Electing to Surrender Notes for Purchase.	11
	3.1 Delivery of Notes.	11
	3.2 Agreement to be Bound by the Terms of the Purchase Right.	12
4.	Right of Withdrawal.	13
5.	Payment for Surrendered Notes; Source and Amount of Funds.	13
6.	Notes Acquired or Converted.	13
7.	Plans or Proposals of the Company.	13
8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Notes.	14
9.	Agreements Involving the Company’s Notes.	14
10.	Purchases of Notes by the Company and Its Affiliates.	14
11.	Certain United States Federal Income Tax Consequences.	14
12.	Additional Information.	18
13.	No Solicitations.	20
14.	Conflicts.	20
ANNEX A BOARD OF DIRECTORS AND EXECUTIVE OFFICERS		A-1

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the right of each Holder (i) to require the Company to purchase its Notes, (ii) to convert its Notes at the Make-Whole Conversion Rate during the Make-Whole Conversion Period and/or (iii) to retain its Notes, in each case, pursuant to the terms and conditions of the Indenture, the Notes and this Notice. We urge you to read carefully the remainder of this Notice because the information in this summary is not complete. We have included section references to direct you to a more complete description of the topics in this summary. Unless stated to the contrary, or unless the context otherwise requires, references to “we,” “our,” or “us” in this Notice are to RTI International Metals, Inc. and its subsidiaries.

Who is offering to purchase my Notes?

RTI International Metals, Inc., an Ohio corporation, is offering to purchase any and all of your Notes, at your option, on the terms and conditions set forth in this Notice. As of July 23, 2015, there was approximately $114.4 million aggregate principal amount of Notes outstanding. (See Section 1.1)

Why are you offering to purchase my Notes?

As a result of the Merger, a Fundamental Change (as defined in the First Supplemental Indenture) occurred on July 23, 2015 (the Effective Date), and accordingly each Holder has the Purchase Right, pursuant to Article 9 of the First Supplemental Indenture. (See Section 1.3)

How much will you pay for my Notes and what is the form of payment?

We will pay, in cash, a purchase price equal to 100% of the principal amount of the Notes to be purchased, together with any accrued and unpaid interest to, but excluding, the date of purchase of the Notes. The Fundamental Change Purchase Price is based solely on the requirements of the Indenture and the Notes and is not intended to bear any relationship to the market value of the Notes or the market value of the shares of Parent common stock into which the Notes are convertible. (See Section 2.2)

How can I determine the market value of my Notes?

The Notes are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s and Alcoa’s operating results, the trading price and implied volatility of the shares of Parent common stock into which the Notes are convertible and the market for similar Notes. Holders are urged to obtain current market quotations for the Notes, to the extent such current market quotations are available, prior to making any decision with respect to the Purchase Right. (See Section 2.4)

When does the Purchase Right expire?

The Purchase Right expires at 5:00 p.m., New York City time, on the Expiration Date, which is August 21, 2015. We will not extend the period that Holders have to exercise the Purchase Right unless required by applicable law. (See Section 2.1)

If I tender my Notes, when will I receive payment for them?

We will accept for payment all validly surrendered Notes promptly upon expiration of the Purchase Right. We will deposit with the Paying Agent, on or prior to 11:00 a.m., New York City time, on the Fundamental Change Purchase Date, which is expected to be August 24, 2015 (subject to extension to comply with applicable law), an amount of money sufficient to purchase all of the Notes to be purchased at the Fundamental Change Purchase Price. The Paying Agent will then pay the money to DTC, as the sole record holder of Notes, following the later of (x) the Fundamental Change Purchase Date and (y) the time of book-entry transfer of the accepted Notes to the account of the Paying Agent at DTC. (See Section 5)

What are the conditions to your purchase of the Notes?

Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Notice be satisfied. (See Section 2.1)

What is the Make-Whole Conversion Right with respect to my Notes?

The Merger constituted a Make-Whole Fundamental Change. The consideration due upon conversion of the Notes will be (i) an amount of Parent common stock equal to approximately $979.95 per $1,000 principal amount of Notes, based on a conversion rate of 98.3884 shares of Parent common stock per $1,000 principal amount of Notes, in the case of a Holder that elects to convert its Notes “in connection with” the Make-Whole Fundamental Change or (ii) an amount of Parent common stock equal to $785.35 per $1,000 principal amount of Notes, based on a conversion rate of 78.8499 shares of Parent common stock per $1,000 principal amount of Notes, in the case of a Holder that elects to convert its Notes other than “in connection with” the Make-Whole Fundamental Change. Such consideration due upon conversion is, in each case, based on the closing sale price of Parent common stock on July 23, 2015.

A conversion of Notes will be deemed “in connection with” the Make-Whole Fundamental Change if a valid notice of conversion of the Notes is received by the Conversion Agent during the period from, and including, July 23, 2015 to, and including, August 21, 2015, the business day immediately prior to the Fundamental Change Purchase Date.

The Make-Whole Conversion Rate reflects a temporary increase in the conversion rate for the Notes. The number of additional shares reflected in the Make-Whole Conversion Rate has been determined by reference to a table in Section 8.03(e) of the First Supplemental Indenture, based on the effective date of the Make-Whole Fundamental Change (July 23, 2015) and the average of the last reported sale prices of the Company common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the Make-Whole Fundamental Change (the “Stock Price”). The Stock Price used to determine the Make-Whole Conversion Rate was $29.10 per share. (See Section 2.3)

The conversion rate of the Notes is expected to revert from the Make-Whole Conversion Rate to the Conversion Rate after August 21, 2015.

If I exercise my Purchase Right or my Make-Whole Conversion Right, may I change my mind?

While an exercise of your Purchase Right may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, an exercise of your Make-Whole Conversion Right is irrevocable. (See Section 2.3)

What are my rights if I retain my Notes?

If you do not surrender your Notes pursuant to the Purchase Right and do not convert your Notes pursuant to the Make-Whole Conversion Right, you may retain your Notes pursuant to their terms through maturity on December 1, 2015, or otherwise transfer or convert such Notes in the ordinary course. Moreover, you will retain the right to convert your Notes for shares of Parent common stock at the Conversion Rate, subject to any applicable anti-dilution adjustments. You will also retain the right to receive interest payments on the Notes pursuant to the terms of the Indenture and the Notes. The Notes will be repaid on the maturity date at the principal amount thereof, plus accrued but unpaid interest to but excluding the maturity date. (See Section 2.3)

Is the Board of Directors making any recommendation as to the Purchase Right or the Make-Whole Conversion Right?

None of the Company, Alcoa, their respective Boards of Directors, their respective employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Purchase Right or to exercise or refrain from exercising the Make-Whole Conversion Right. You must make your own independent decision as to whether or not to exercise your Purchase Right or to exercise your Make-Whole Conversion Right and, if so, the principal amount of your Notes to tender or convert. The Purchase Right, and our offer to purchase Notes as described in this Notice, is based solely on the contractual requirements of the Indenture and the Notes.

How do I tender my Notes for purchase?

To tender your Notes for purchase pursuant to the Purchase Right, you must deliver the Notes to the Paying Agent through the transmittal procedures of DTC on or after the date of this Notice, but no later than 5:00 p.m., New York City time, on the Expiration Date.

•	If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to tender your Notes and instruct that nominee to tender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should tender your Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary transmittal procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

By surrendering, or instructing your nominee to surrender, your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Purchase Right set forth in this Notice. (See Section 3.1)

Until what time can I withdraw previously tendered Notes?

You can withdraw Notes previously tendered for purchase at any time until 5:00 p.m., New York City time, on August 21, 2015, which is also the Expiration Date. (See Section 4)

How do I withdraw previously tendered Notes?

To withdraw all or a portion of previously tendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date. (See Section 4)

If I want to convert my Notes, what should I do?

If you want to exercise the Make-Whole Conversion Right, you must (i) cause to be completed the appropriate instruction form for exchange pursuant to DTC’s book-entry exchange program, (ii) furnish any required endorsements and transfer documents, (iii) pay transfer taxes if required pursuant to the Indenture, and (iv) inform the Trustee or Conversion Agent of the conversion in accordance with customary practice of DTC. Please direct any questions or requests for assistance in connection with the surrender of Notes for exchange to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice. (See Section 2.3)

Do I need to do anything if I do not wish to tender my Notes for purchase?

No. If you do not tender your Notes before 5:00 p.m., New York City time, on the Expiration Date, we will not purchase your Notes and your Notes will remain outstanding and continue to be subject to the existing terms of the Indenture and the Notes.

If I choose to tender my Notes for purchase, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to tender a portion of your Notes for purchase, however, you must tender Notes in an aggregate principal amount of $1,000 or any integral multiple thereof. (See Section 3)

If I choose to tender my Notes for purchase, when will interest cease to accrue on them?

Interest on Notes tendered pursuant to the Purchase Right will cease to accrue as of the end of the day immediately preceding the Fundamental Change Purchase Date, provided that we have not defaulted in making payment of the Fundamental Change Purchase Price on that date. (See Section 2.5)

Do I have to pay a commission if I tender my Notes for purchase?

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with exercising the Purchase Right. However, there may be commissions you need to pay to your broker in connection with your tender of the Notes for purchase.

What are the U.S. federal income tax consequences of exercising the Purchase Right?

The receipt of cash in exchange for Notes pursuant to exercise of the Purchase Right generally will be a taxable transaction for U.S. federal income tax purposes, resulting in taxable gain or loss to you. You should consult with your tax advisor regarding the specific tax consequences to you. For a discussion of certain U.S. federal income tax consequences applicable to holders of Notes that have their Notes purchased pursuant to the Purchase Right, see “Certain U.S. Tax Considerations.” (See Section 11)

Who is the Paying Agent and Conversion Agent?

The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, is also serving as Paying Agent in connection with the transactions contemplated by the Purchase Right and the Conversion Agent in connection with the transactions contemplated by the Make-Whole Conversion Right, and may be contacted at the address and telephone number set forth on the cover of this Notice.

Whom can I talk to if I have questions about the Purchase Right?

Questions and requests for assistance in connection with the tender of Notes for purchase pursuant to the Purchase Right may be directed to the Paying Agent at the address and telephone number set forth on the cover of this Notice.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Notice and the documents incorporated by reference herein include forward-looking statements, which includes all statements, other than statements of historical fact, regarding future events or the Company’s financial condition or prospects. The words “aim,” “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “help,” “intend,” “may,” “plan,” “shall,” “should,” “will” or the negative or other variations of them as well as other statements regarding matters that are not historical fact, are or may constitute forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors are discussed under “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as amended by Amendment No. 1 on Form 10-K/A. See Section 12. We have based these forward-looking statements on management’s current view with respect to future events and financial performance. These views reflect the best judgment of the Company’s management but involve a number of risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those predicted in the Company’s forward-looking statements and from past results, performance or achievements. All forward-looking statements contained, or incorporated by reference, in this Notice are qualified in their entirety by this cautionary statement.

There is no intention, and we assume no obligation, to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by applicable law. All subsequent written or oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements contained throughout this Notice. As a result of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements.

Notwithstanding anything in this Notice or any document incorporated by reference into this Notice, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with the Purchase Right.

IMPORTANT INFORMATION CONCERNING THE PURCHASE RIGHT AND MAKE-WHOLE CONVERSION RIGHT

1.	Information Concerning the Company.

1.1	The Company.

We are a leading producer and global supplier of titanium mill products, and a manufacturer of fabricated titanium and specialty metal components for the international aerospace, defense, energy, medical device, and other consumer and industrial markets. We first became publicly traded on the NYSE in 1990 under the name RMI Titanium Co. and the symbol “RTI,” and were reorganized into a holding company structure in 1998 under the name RTI International Metals, Inc.

We are a wholly-owned subsidiary of Alcoa and are organized under the laws of the State of Ohio. Our principal executive offices are located at Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Fifth Floor, Pittsburgh, Pennsylvania 15108-2973 and our telephone number is (412) 893-0026. Our website can be accessed at http://www.rtiintl.com. Information included on our website is not incorporated by reference into this Notice.

1.2	Alcoa.

Alcoa is a global leader in lightweight metals engineering and manufacturing. Alcoa’s multi-material products, which include aluminum, titanium, and nickel, are used worldwide in aircraft, automobiles, commercial transportation, packaging, building and construction, oil and gas, defense, consumer electronics, and industrial applications. Alcoa is also the world leader in the production and management of primary aluminum, fabricated aluminum, and alumina combined, through its participation in all major aspects of the industry: technology, mining, refining, smelting, fabricating, and recycling. Sales of primary aluminum and alumina represent approximately 40% of Alcoa’s revenues. Alcoa operates in 30 countries. The United States and Europe generated 51% and 27%, respectively, of Alcoa’s sales in 2014.

Alcoa is incorporated under the laws of the Commonwealth of Pennsylvania. Alcoa’s principal executive offices are located at 390 Park Avenue, New York, New York 10022-4608. The telephone number of its investor relations office is (212) 836-2674, and the telephone number of the office of the secretary is (212) 836-2732. Its website can be accessed at http://www.alcoa.com. Information included on this website is not incorporated by reference into this Notice.

1.3	The Merger and the Fourth Supplemental Indenture.

On March 8, 2015, the Company entered into the Agreement and Plan of Merger by and among the Company, Alcoa and Ranger Ohio Corporation, a direct wholly owned subsidiary of Alcoa. On July 23, 2015, Ranger Ohio Corporation merged with and into the Company, with the Company surviving as a direct wholly owned subsidiary of Alcoa. At the effective time of the Merger, each outstanding share of Company common stock was converted into the right to receive 2.8315 shares of Parent common stock. As the Merger constituted a “Fundamental Change” under the First Supplemental Indenture, each Holder has the Purchase Right described herein, pursuant to Article 9 of the First Supplemental Indenture.

In connection with the Merger, the Company, the subsidiary guarantors party thereto, Alcoa and the Trustee executed the Fourth Supplemental Indenture, dated as of July 23, 2015 (the “Fourth Supplemental Indenture”). The Fourth Supplemental Indenture provided for a change in the right to convert the Notes resulting from the merger event. In accordance with Section 8.07 of the First Supplemental Indenture, from and after the effective time of the Merger, the right of the Holders to convert each $1,000 principal amount of Notes into cash, shares or a combination of cash and shares in accordance with the terms of the Indenture changed to a right of such Holders to convert each $1,000 principal amount of Notes into the “Reference Property” (i.e., the merger consideration), at the conversion rate applicable to the conversion of such Notes, in accordance with the terms and conditions of the Indenture. The provisions of the Indenture, as modified by the Fourth Supplemental Indenture, will continue to apply, mutatis mutandis, to the Holders’ right to convert each $1,000 principal amount of Notes into the Reference Property.

The foregoing summary of the Fourth Supplemental Indenture is qualified by the full text of the Fourth Supplemental Indenture, which supplemental indenture has been filed as an exhibit to the Company’s Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission (“SEC”) on July 24, 2015 and incorporated herein by reference. See Section 12.

2.	Information Concerning the Notes.

The Notes were issued pursuant to the Base Indenture and First Supplemental Indenture, each dated as of December 14, 2010, by and among the Company, the subsidiary guarantors party thereto and the Trustee. The Second Supplemental Indenture, dated as of May 30, 2012, provided that two recently acquired subsidiaries of the Company would guarantee, jointly and severally with all the existing subsidiary guarantors, the Company’s obligations under the Notes, on the terms and subject to the conditions set forth in the Base Indenture. The Third Supplemental Indenture provided for the establishment of the Company’s 1.625% Convertible Senior Notes due 2019. The Fourth Supplemental Indenture provided for a change in the right to convert the Notes resulting from the merger event described above.

The Notes mature on December 1, 2015. As of July 23, 2015, there was approximately $114.4 million aggregate principal amount of Notes outstanding.

We have appointed the Trustee as Paying Agent in connection with the Purchase Right and the Trustee serves as the Conversion Agent in connection with the Make-Whole Conversion Right.

2.1	The Company’s Obligation to Purchase the Notes.

Pursuant to the terms of the Notes and the Indenture, upon the occurrence of the Merger which constituted a Fundamental Change, we became obligated to purchase, at the Fundamental Change Purchase Price, all Notes validly tendered for purchase by Holders pursuant to the Purchase Right. The Fundamental Change Purchase Price for the Notes is payable in cash, and is equal to 100% of the principal amount thereof, plus accrued and unpaid interest to but excluding the Fundamental Change Purchase Date. The First Supplemental Indenture requires that the Fundamental Change Purchase Date be a date chosen by the Company that is not less than 15 and no more than 35 calendar days after the date of the Company’s notice to Holders that a Fundamental Change has occurred and of the Purchase Right. This Notice, which constitutes a “Fundamental Change Company Notice” pursuant to Article 9 of the First Supplemental Indenture, is first being delivered to Holders on July 24, 2015.

The Purchase Right will expire at 5:00 p.m., New York City time, on August 21, 2015. We do not intend to extend the period that holders have to exercise their Purchase Right unless required to do so by applicable law. Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Notice be satisfied.

There is no financing condition in connection with the Company’s obligation to consummate the Purchase Right.

2.2	Purchase Price.

Pursuant to the terms of the Indenture and the Notes, the purchase price to be paid by us for the Notes pursuant to the Purchase Right is 100% of the principal amount of the Notes validly surrendered for purchase, plus any accrued and unpaid interest to, but excluding, August 24, 2015, which is the Fundamental Change Purchase Date. The Fundamental Change Purchase Price will be approximately $1,006.91667 per $1,000 in principal amount of Notes, assuming the Fundamental Change Purchase Date is not extended. The Fundamental Change Purchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase, and not validly withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. Interest on those Notes will cease to accrue as of the end of the day immediately preceding the Fundamental Change Purchase Date. Notes surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with DTC is a condition to the payment of the Fundamental Change Purchase Price to the Holder of such Notes.

The Fundamental Change Purchase Price is based solely on the requirements of the First Supplemental Indenture and the Notes and bears no relationship to the market value of the Notes or the value of the merger consideration. In fact, the Fundamental Change Purchase Price is lower than the current market value of the Notes. Holders are urged to obtain the best available information as to the market value of the Notes, to the extent available, and the market value of the shares of Parent common stock before making a decision whether to surrender their Notes for purchase. As of July 23, 2015, the value of the Parent common stock (using the closing prices of the shares of Parent common stock reported on the NYSE) payable upon conversion at the Conversion Rate was approximately 78.8499 and at the Make-Whole Conversion Rate was approximately 98.3884.

None of the Company, Alcoa or either of their respective Board of Directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for purchase pursuant to the Purchase Right or to exercise the Make-Whole Conversion Right. Each Holder must make its own decision as to whether to surrender Notes for purchase, exercise its Make-Whole Conversion Right or retain its Notes, based on such Holder’s assessment of the market value of the Notes, the value of the shares of Parent common stock into which the Notes are convertible and other relevant factors.

2.3	Make-Whole Conversion Right.

Because the Merger constituted a Make-Whole Fundamental Change under the Indenture, Holders may elect to convert their Notes, during the period from, and including, July 23, 2015 to, and including, August 21, 2015, into shares of Parent common stock at the Make-Whole Conversion Rate, or 98.3884 shares of Parent common stock per $1,000 in principal amount of Notes. The conversion rate of the Notes will revert from the Make-Whole Conversion Rate to the Conversion Rate after August 21, 2015, the business day immediately prior to the Fundamental Change Purchase Date.

Because all Notes are held of record by DTC, in order to convert Notes into shares of Parent common stock, a Holder must (i) cause to be completed the appropriate instruction form for exchange pursuant to DTC’s book-entry exchange program, (ii) furnish any required endorsements and transfer documents, (iii) pay transfer taxes if required pursuant to the Indenture, and (iv) inform the Conversion Agent of the conversion in accordance with customary practice of DTC.

If you wish to convert your Notes, you should not surrender your Notes pursuant to the Purchase Right.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EITHER (I) SURRENDER YOUR NOTES FOR PURCHASE PURSUANT TO THE PURCHASE RIGHT OR (II) CONVERT YOUR NOTES PURSUANT TO THE MAKE-WHOLE CONVERSION RIGHT DESCRIBED HEREIN. YOU MAY DECIDE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold a Note in the principal amount of $1,000.00, you may choose to:

•	Surrender the Note for Cash: If you exercise the Purchase Right prior to the Expiration Date, you will receive $1,000.00 in cash plus accrued but unpaid interest to, but excluding, the Fundamental Change Purchase Date. Assuming the Fundamental Change Purchase Date is August 24, 2015, the Fundamental Change Purchase Price will be $1,006.91667.

•	Convert the Note at the Make-Whole Conversion Rate: If you exercise your Make-Whole Conversion Right during the Make-Whole Conversion Period, you will receive 98.3884 shares of Parent common stock per $1,000 principal amount of your Note. On July 23, 2015, Parent common stock closed at $9.96 per share, as reported on the NYSE. Accordingly, on that date the estimated value of Parent common stock that you would receive in exchange for $1,000 principal amount of your Note at the Make-Whole Conversion Rate would be $979.95.

•	Retain the Note: You may choose to continue holding your Note or otherwise transfer or exchange it in the ordinary course. You will retain the right to receive interest payments on the Notes pursuant to the terms of the Indenture and the Note. The Note matures on December 1, 2015.

THE CURRENT MARKET VALUE OF THE NOTES IS GREATER THAN THE FUNDAMENTAL CHANGE PURCHASE PRICE WE ARE OFFERING PURSUANT TO THE PURCHASE RIGHT.

2.4	Market for the Notes and the Shares of Parent Common Stock.

Notes. The Notes are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s and Alcoa’s operating results, the market price and implied volatility of the shares of Parent common stock into which the Notes are convertible and the market for similar Notes. Following the expiration of the Purchase Right, we expect that Notes not purchased under the Purchase Right will continue to be traded over-the-counter. However, the trading market for the Notes may be more limited. As of July 23, 2015, there was approximately $114.4 million aggregate principal amount of Notes outstanding and Cede & Co., as nominee of DTC, was the sole record Holder of the Notes.

Alcoa Shares. The Notes are currently convertible into shares of Parent common stock, as described in Section 2.3 of this Notice. The following table sets forth, for the periods indicated, the high and low sales prices of the shares of Parent common stock as reported on the NYSE.

	Shares of Parent Common Stock
	High	Low
2013
First Quarter	$9.37	$8.30
Second Quarter	8.88	7.71
Third Quarter	8.68	7.63
Fourth Quarter	10.77	7.82
2014
First Quarter	12.97	9.82
Second Quarter	15.18	12.34
Third Quarter	17.36	14.56
Fourth Quarter	17.75	13.71
2015
First Quarter	17.10	12.65
Second Quarter	14.29	11.15
Third Quarter (through July 23, 2015)	11.23	9.90

On July 23, 2015, the closing sale price of Parent common stock as reported on the NYSE was $9.96 per share.

We urge you to obtain current market information for the Notes, to the extent available, and the shares of Parent common stock before making any decision to surrender your Notes pursuant to the Purchase Right or to convert your Notes pursuant to the Make-Whole Conversion Right.

2.5	Interest.

The Notes that remain outstanding after consummation of the Purchase Right will continue to accrue interest until the date of maturity, December 1, 2015, or until the principal of the Notes has been paid, unless the Notes are earlier repurchased or exchanged. Interest on outstanding Notes is paid on June 1st and December 1st of each year to record Holders of the Notes as of the preceding May 15th and November 15th, as applicable. The Notes bear interest on the principal amount at an annual interest rate of 3.000%.

Holders who validly surrender, and do not validly withdraw, their Notes in connection with the Purchase Right will be entitled to receive accrued cash interest payable on their Notes to, but excluding, the Fundamental Change Purchase Date, in an amount equal to the following computation multiplied by each $1,000 of principal amount of Notes surrendered for purchase and not validly withdrawn: the current interest rate multiplied by the number of days from the last Interest Payment Date (as defined in the Indenture) to, but excluding, the Fundamental Change Purchase Date, divided by 365. The Company estimates that the accrued interest payable on the Notes will be approximately $6.91667 per $1,000 principal amount of Notes validly surrendered for purchase, and not validly withdrawn, based on the expected Fundamental Change Purchase Date of August 24, 2015.

Holders converting the Notes will not receive a cash payment for accrued and unpaid interest.

3.	Procedures to Be Followed by Holders Electing to Surrender Notes for Purchase.

Holders will be entitled to receive the Fundamental Change Purchase Price for their Notes only if they validly surrender, and do not validly withdraw, their Notes for repurchase before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or an integral multiple thereof. If Holders do not validly surrender their Notes before 5:00 p.m., New York City time, on the Expiration Date, their Notes will remain outstanding and subject to the existing terms of the Notes and the Indenture.

3.1	Delivery of Notes.

The Trustee has informed the Company that, as of the date of this Notice, all Notes are held through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through ATOP. Delivery of Notes via ATOP will satisfy the Holder’s delivery requirements pursuant to the terms of the Indenture. The method of delivery of Notes, and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below prior to 5:00 p.m., New York City time, on the Expiration Date.

A Holder who is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Notes prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting such Holder’s acceptance through DTC’s ATOP, subject to the terms and procedures of that system prior to 5:00 p.m., New York City time, on the Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of an agreement to be bound by the terms of the Purchase Right, including those set forth in Section 3.2 below.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

3.2	Agreement to be Bound by the Terms of the Purchase Right.

By surrendering, or instructing your nominee to surrender, your Notes for purchase through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Notes shall be purchased as of the Fundamental Change Purchase Date pursuant to the terms and conditions set forth in this Notice;

•	such Holder agrees to all of the terms of this Notice and acknowledges that it provides the notice required pursuant to the Indenture with respect to the Fundamental Change;

•	upon the terms and subject to the conditions set forth in this Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Notes surrendered, (ii) waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) releases and discharges the Company, the Trustee, the Paying Agent and the Conversion Agent and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any repurchase or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes (with full knowledge that the Paying Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Fundamental Change Purchase Price), all in accordance with the terms set forth in this Notice;

•	such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•	surrenders of Notes pursuant to the Purchase Right may be withdrawn through DTC in accordance with the withdrawal procedures of DTC if there is sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Expiration Date;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Purchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any surrender of Notes for purchase pursuant to the procedures described in this Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, which determination shall be final and binding on all parties.

4.	Right of Withdrawal.

Notes surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In order to withdraw previously surrendered Notes, a Holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

Previously surrendered Notes that are validly withdrawn may be validly resurrendered for purchase by following the surrender procedures described in Section 3 above. Notes surrendered for purchase pursuant to the Purchase Right may not be converted pursuant to the Make-Whole Conversion Right unless such Notes are first withdrawn on or prior to the Expiration Date. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5.	Payment for Surrendered Notes; Source and Amount of Funds.

We will deposit with the Paying Agent, prior to 11:00 a.m., New York City time, on the Fundamental Change Purchase Date, subject to extension to comply with applicable law, an amount of money sufficient to pay the Fundamental Change Purchase Price of all of the Notes or portions thereof that are to be purchased. The Paying Agent will then, following the later of (x) the Fundamental Change Purchase Date and (y) the time of book-entry transfer or delivery of the applicable Notes to the Paying Agent by the Holder thereof, distribute the money to DTC, the sole record Holder of Notes. DTC will thereafter distribute the money to its participants in accordance with its procedures.

The total amount of funds required by us to purchase all of the Notes pursuant to the Purchase Right is $115,172,136 (assuming all of the Notes are validly surrendered for purchase and accepted for payment). To pay for any Notes surrendered pursuant to the Purchase Right, we intend to use cash on hand and/or drawings under existing credit agreements.

6.	Notes Acquired or Converted.

Any Notes purchased by us pursuant to the Purchase Right or converted by Holders pursuant to the Make-Whole Conversion Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7.	Plans or Proposals of the Company.

Except as noted in this Notice and in the documents incorporated by reference herein, the Company currently has no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Notes.

Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	the Company will not purchase any Notes from such persons; and

•	during the 60 days preceding the date of this Notice, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

A list of the directors and executive officers of the Company is attached to this Notice as Annex A.

9.	Agreements Involving the Company’s Notes.

Except as described above and in this Notice, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Purchase Right or with respect to any of the Notes, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the Notes, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10.	Purchases of Notes by the Company and Its Affiliates.

Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Purchase Right or a call or redemption of the Notes in accordance with its terms and conditions, from the date of this Notice until at least the tenth (10th) business day after the Fundamental Change Purchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Fundamental Change Price. Any decision to purchase Notes after the Fundamental Change Purchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Purchase Right, the market price of Parent common stock, the business and financial position of Alcoa and the Company and general economic and market conditions.

11.	Certain United States Federal Income Tax Consequences.

The following summary describes certain United States federal income tax consequences of exercising the Purchase Right or the Make-Whole Conversion Right. This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular Holder in light of the Holder’s particular circumstances, or to certain types of Holders subject to special treatment under United States federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar, persons holding Notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities, commodities or currencies, traders that elect to mark-to-market their securities, United States expatriates or former long-term residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid United States federal income tax or tax-qualified retirement plans). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any United States tax considerations (e.g., estate or gift tax) other than United States federal income tax considerations that may be applicable to particular Holders. Furthermore, this summary assumes that Holders are beneficial owners of the Notes and hold Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

If a partnership holds Notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A person or entity that is a partner of a partnership holding the Notes is urged to consult its tax advisor regarding the tax consequences of the partnership exercising the Purchase Right or the Make-Whole Conversion Right.

This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

As used in this Notice, a “U.S. Holder” of a Note means a beneficial owner of a Note that is for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that either (i) is subject to the primary supervision of a court within the United States and has one or more U.S. persons with the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used in this Notice, a “Non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder and not a partnership or entity treated as a partnership for United States federal income tax purposes.

This summary does not discuss all aspects of United States federal income taxation that may be relevant to particular Holders in light of their particular circumstances. Holders are urged to consult their tax advisors as to the particular tax consequences to them of exercising their Purchase Right or their Make-Whole Conversion Right, including the effect of any federal, state, local, foreign and other tax laws.

Tax Considerations for U.S. Holders

Exercise of the Purchase Right

Except as noted below with respect to market discount, a U.S. holder will generally recognize capital gain or loss on an exercise of the Purchase Right measured by the difference between (i) the amount of cash received for the Notes (except to the extent such cash is attributable to accrued but unpaid interest, which will be treated as a payment of interest and will be taxable as ordinary income to the extent the U.S. holder has not previously included the accrued interest in income) and (ii) such U.S. holder’s adjusted tax basis in the Note. Such gain or loss will be long-term capital gain or loss if the U.S. holder has held the Note for more than one year at the time of the conversion. Long-term capital gains of non-corporate holders are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If a U.S. holder purchased a Note for an amount that was less than its stated redemption price at maturity (as defined in Section 1278(a)(2) of the Code), such U.S. holder will be treated as having purchased the Note with “market discount” unless the discount is less than a specified de minimis amount. Under the market discount rules, a U.S. holder generally will be required to treat any gain realized on the sale, exchange, retirement or other disposition of a Note as ordinary income to the extent of any accrued market discount that has not previously been included in income. For this purpose, market discount will be considered to accrue ratably during the period from the date of the U.S. holder’s acquisition of the Note to the maturity date of the Note, unless the U.S. holder made an election to accrue market discount on a constant yield basis.

Exercise of the Make-Whole Conversion Right

The treatment of a U.S. holder who exercises the Make-Whole Conversion Right is not clear. If the exchange of a Note for shares of Parent common stock pursuant to the exercise of the Make-Whole Conversion Right is treated as an exchange in the “reorganization” within the meaning of Section 368(a) of the Code of which the Merger is a part, a U.S. holder will not recognize gain or loss on the exercise of the Make-Whole Conversion Right (except to the extent such stock is attributable to accrued but unpaid interest, which will be treated as a payment of interest and will be taxable as ordinary income to the extent the U.S. holder has not previously included the accrued interest in income). The basis of the shares of Parent common stock received (other than to the extent such stock is received with respect to accrued but unpaid interest) would generally be equal to the adjusted tax basis in the Notes at the time of the exercise and the holding period of such stock would include the holding period of the Notes which were exchanged. The tax basis in shares of Parent common stock received with respect to accrued but unpaid interest would equal the fair market value of such stock.

If the exchange of a Note for shares of Parent common stock pursuant to the exercise of the Make-Whole Conversion Right is not treated as made in such “reorganization”, a U.S. holder will generally recognize capital gain or loss on the exercise of the Make-Whole Conversion Right measured by the difference between (i) the fair market value of the shares of Parent common stock received therefor (except to the extent such stock is attributable to accrued but unpaid interest, which will be treated as a payment of interest and will be taxable as ordinary income to the extent the U.S. holder has not previously included the accrued interest in income) and (ii) such U.S. holder’s adjusted tax basis in the Note. The basis of the shares of Parent common stock received would generally be equal to the fair market value of such stock on the date of such exercise and the holding period of such stock would not include the holding period of the Notes which were exchanged. In such case, other consequences will be as described above under “—Exercise of the Purchase Right” above.

U.S. Holders that Do Not Exercise Their Purchase Right or Make-Whole Conversion Right

A U.S. Holder generally should not recognize any income, gain or loss solely as a result of not exercising either its Purchase Right or its Make-Whole Conversion Right.

Information Reporting and Backup Withholding

Information reporting generally will apply to any consideration (including accrued but unpaid interest) paid pursuant to the exercise of the Purchase Right or the Make-Whole Conversion Right to U.S. Holders, other than certain exempt recipients. U.S. Holders may be subject to backup withholding on payments received with respect to the Notes unless such U.S. Holder (a) falls within certain exempt categories and demonstrates this fact when required, or (b) provides a correct U.S. taxpayer identification number, certifies that such U.S. Holder is exempt from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. A U.S. Holder subject to the backup withholding rules will be allowed a credit equal to the amount withheld against such U.S. Holder’s United States federal income tax liability and, if withholding results in an overpayment of tax, such U.S. Holder may be entitled to a refund, provided that the requisite information is timely furnished to the Internal Revenue Service (“IRS”).

Tax Considerations for Non-U.S. Holders

Exercise of the Purchase Right or the Make-Whole Conversion Right

Subject to the discussions below under “—Accrued but Unpaid Interest,” any gain realized by a Non-U.S. Holder on the disposition of a Note pursuant to the exercise of the Purchase Right or the Make-Whole Conversion Right will not be subject to United States federal income tax, unless:

•	such gain is effectively connected with the conduct of a Non-U.S. Holder’s U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	Alcoa is or has been a “U.S. real property holding company” for United States federal income tax purposes.

A Non-U.S. Holder described in the first bullet point above generally will be subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates with respect to such effectively connected gain, and any such effectively connected gain received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate). A Non-U.S. Holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by United States source capital losses, unless an applicable income tax treaty provides otherwise. We believe that Alcoa is not and has not been a “U.S. real property holding company” for United States federal income tax purposes.

Accrued But Unpaid Interest

The portion of the amount paid to a Non-U.S. Holder pursuant to the exercise of the Purchase Right or the Make-Whole Conversion Right that is attributable to accrued but unpaid interest will not be subject to the United States federal withholding tax provided that:

•	the accrued but unpaid interest is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of voting stock of the Company within the meaning of Section 871(h)(3) of the Code and applicable Treasury regulations;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership;

•	the Non-U.S. Holder is not a bank whose receipt of interest on the Notes is described in Section 881(c)(3)(A) of the Code; and

•	either (a) the Non-U.S. Holder provides its name and address on an IRS Form W-8BEN (or other applicable form), and certifies under penalties of perjury that it is not a United States person as defined under the Code, or (b) the Non-U.S. Holder holds its Notes through certain foreign intermediaries and certifies the certification requirements of applicable United States Treasury regulations.

If the Non-U.S. Holder cannot satisfy the requirements described above, the portion of the amount that is attributable to accrued but unpaid interest will be subject to the 30% United States federal withholding tax, unless the Non-U.S. Holder provides us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) certifying that interest paid on the Notes is not subject to withholding tax because it is U.S. trade or business income (as discussed in further detail below).

If the amount that is attributable to accrued interest is U.S. trade or business income, the Non-U.S. Holder will not be subject to the 30% United States federal withholding tax on such interest if it provides us with a properly executed IRS Form W-8ECI, as discussed above. Instead, any such effectively connected income will be subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates, and any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

Non-U.S. Holders that Do Not Exercise Their Purchase Right or Make-Whole Conversion Right

A Non-U.S. Holder generally should not recognize any gain or loss solely as a result of not exercising either its Purchase Right or its Make-Whole Conversion Right.

Information Reporting and Backup Withholding

Information returns generally will be filed with the IRS in connection with the payment of accrued interest on the Notes. Copies of the information returns reporting the amount of such interest and the amount of withholding may also be made available to the tax authority in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty. The payment of gross proceeds from the disposition of a Note upon the exercise of the Purchase Right or the Make-Whole Conversion Right will be subject to information reporting and possibly to backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. person status under penalties of perjury on IRS Form W-8BEN or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

12.	Additional Information.

On July 23, 2015, in connection with the completion of the Merger, the Company notified the NYSE that trading in its shares of common stock should be suspended and the listing of such shares on the NYSE should be removed. In addition, the Company requested that the NYSE file with the SEC an application on Form 25 to delist and deregister the shares of the Company’s common stock under Section 12(b) of the Exchange Act. On July 23, 2015, the NYSE informed the Company that it had filed the Form 25 with the SEC. On or about August 3, 2015, the Company intends to file with the SEC a Form 15 requesting that its reporting obligations under Section 13(a) and 15(b) of the Exchange Act be suspended, until which time the Company shall remain subject to the informational and reporting requirements of the Exchange Act.

In accordance with its obligations under the Exchange Act, the Company has filed annual, quarterly and current reports and proxy statements and other information with the SEC. These reports and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, D.C., 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. These materials also may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Purchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

We recommend that you review the Schedule TO, including exhibits, and the following materials that we and Alcoa have filed with the SEC before making a decision in respect of this Notice and the Notes:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as amended by Amendment No. 1 on Form 10-K/A;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

•	the Company’s Current Reports on Form 8-K filed on January 20, 2015, January 30, 2015, February 5, 2015, March 9, 2015 April 28, 2015, July 20, 2015 and July 23, 2015 (two filings) (in each case, except to the extent furnished but not filed);

•	the Indenture, dated as of December 14, 2010, among the Company, the subsidiary guarantors party thereto and the Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 14, 2010);

•	the First Supplemental Indenture, dated as of December 14, 2010, among the Company, the subsidiary guarantors party thereto and the Trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on December 14, 2010);

•	the Second Supplemental Indenture, dated as of May 30, 2012, among the Company, the subsidiary guarantors party thereto and the Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed on August 6, 2012);

•	the Fourth Supplemental Indenture, dated as of July 23, 2015, among the Company, Alcoa, the subsidiary guarantors party thereto and the Trustee (incorporated by reference to the Company’s Schedule TO filed on July 24, 2015);

•	Alcoa’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	Alcoa’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015; and

•	Alcoa’s Current Reports on Form 8-K and 8-K/A filed on January 22, 2015; February 25, 2015; March 9, 2015; May 5, 2015 (two filings); May 13, 2015, July 6, 2015, July 13, 2015 and July 23, 2015 (two filings) (in each case, except to the extent furnished but not filed).

We also recommend you review all documents filed with (but not furnished to) the SEC by the Company or Alcoa pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Notice and prior to 5:00 p.m., New York City time, on the Expiration Date.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Notwithstanding the foregoing, the Schedule TO to which this Notice relates does not permit “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Notice, we will amend the Schedule TO accordingly.

Holders of the Notes may obtain any of the materials referred to above by requesting them in writing or by telephone from the Company at the following address:

RTI International Metals, Inc.

c/o Alcoa Inc.

390 Park Avenue

New York, New York 10022-4608

Attention: Investor Relations

Telephone: (212) 836-2674

13.	No Solicitations.

The Company has not, directly or indirectly, employed, retained or compensated any person to make solicitations or recommendations in connection with the Purchase Right.

14.	Conflicts.

In the event of any conflict between this Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, Alcoa, their respective Boards of Directors, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation pursuant to this Notice. Each Holder must make his or her own decision as to whether to surrender Notes for purchase, exercise the Make-Whole Conversion Right or retain the Notes, based on such Holder’s assessment of the current market value of the Notes and the value of the merger consideration into which the Notes are exchangeable and other relevant factors.

RTI INTERNATIONAL METALS, INC.

July 24, 2015

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s board of directors and each of the Company’s executive officers.

Executive Officers and Directors

Name	Title
Max W. Laun	President and Director
Edwin P. Drake	Vice President, Secretary and Director
Peter Hong	Vice President

The business address of each person set forth above is c/o Alcoa Inc., 390 Park Avenue, New York, New York 10022-4608. The telephone number of its investor relations office is (212) 836-2674, and the telephone number of the office of the secretary is (212) 836-2732.

A-1